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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF GOODWIN, PROCTER
                           & HOAR LLP APPEARS HERE]


                                April 24, 1998

Boron, LePore & Associates, Inc.
17-17 Route 208 North
Fair Lawn, NJ 07410

        Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

        This opinion is delivered in our capacity as special counsel to Boron, LePore & Associates, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the "Registration Statement") relating to 4,485,000 shares of Common Stock, par value $.01 per share (the "Registered Shares"), including 585,000 shares which the underwriters have an option to purchase solely for the purpose of covering over-allotments. Of the 4,485,000 Registered Shares, 2,085,000 shares (including the 585,000 shares to cover the over-allotment option) are to be sold by the Company (the "Company Shares") and 2,400,000 shares are to be sold by certain selling stockholder (the "Selling Stockholder Shares") to the several underwriters (the Underwriters") of which Bear, Stearns & Co. Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, NationsBanc Montgomery Securities LLC, and Smith Barney Inc. are the representatives (the "Representatives") pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and the Representatives of the Underwriters.

        As counsel for the Company, we have examined the form of the proposed Underwriting Agreement being filed as an exhibit to the Registration Statement, the Company's Amended and Restated Certificate of Incorporation, as amended, and the Company's Amended and Restated By-laws, each as presented in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

        Based on the foregoing, we are of the opinion that (A) when (i) the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and on behalf of the Underwriters, and (ii) the Company Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Company
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            [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP APPEARS HERE]


Shares will be duly authorized, legally issued, fully paid and non-assessable by the Company under the General Corporation Law of the State of Delaware (the "DGCL"), and (B) the Selling Stockholder Shares are duly authorized, legally issued, fully paid and non-assessable by the Company under the DGCL.

        We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        GOODWIN, PROCTER & HOAR LLP